EXHIBIT (d)(3)
LETTER OF INTENT
Kangaroo Holdings, Inc.
c/o Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA 02199
November 5, 2006
Bill Allen
Paul Avery
Dirk Montgomery
Joe Kadow
Re: Acquisition of OSI Restaurant Partners, Inc.
Dear Bill, Paul, Dirk and Joe:
     This letter (this “Letter of Intent”), including the attached Term Sheet, which is an integral part hereof (the “Term Sheet”), sets forth the general terms of certain proposed agreements and understandings between each of you and Kangaroo Holdings, Inc. (“Parent”), in connection with the acquisition by Parent of the shares of common stock of OSI Restaurant Partners, Inc. (the “Company”).
1.	Good Faith Efforts. The parties hereto agree to work diligently and in good faith to prepare, negotiate and enter into definitive plans, agreements and other documents as are mutually agreed among the parties and that reflect the terms set forth in the Term Sheet and such other terms as shall be agreed by the parties hereto and thereto. The parties intention is to complete the definitive plans, agreements and other documentation as soon as practicable following the date hereof and, in any event, prior to the time the merger between Kangaroo Acquisition, Inc. (“Merger Sub”) and the Company becomes effective (it being understood that the effectiveness of such definitive plans, agreements and other documents shall be conditioned on and subject to the consummation and effectiveness of such merger), in accordance with the terms of the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Merger Sub and the Company (the “Merger Agreement”). Parent and its counsel shall prepare first drafts of the definitive plans, agreements and documents and deliver them to you as soon as practicable following the date hereof, and in no event later than 30 days after the date hereof.
2.	Miscellaneous.
(a)	Each of the parties shall pay its own costs and expenses incurred in connection with the proposed Transaction, except as may be otherwise agreed by the parties in writing and except as set forth in the Term Sheet.

(b)	All modifications of or waivers and amendments to this Letter of Intent or any part hereof must be in writing signed on behalf of each party hereto.

(c)	THIS LETTER OF INTENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(d)	This Letter of Intent may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

(e)	This Letter of Intent embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, neither this Letter of Intent nor the Term Sheet shall supercede or, preempt with any rights you may have pursuant to any agreement, as such may be amended from time to time, to which you are a party together with the Company or any of its subsidiaries or affiliates.

(f)	The provisions of this Letter of Intent shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto shall assign this Letter of Intent or any of its rights or obligations hereunder without the prior written consent of the other parties hereto and any purported assignment without such consent shall be invalid and of no effect.

(g)	The parties hereto acknowledge and agree that any breach or threatened breach of the terms of this Letter of Intent would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Letter of Intent by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

(h)	This Letter of Intent shall terminate and be void and of no further force or effect upon the termination of the Merger Agreement in accordance with its terms.
* * * * *

     If the foregoing is acceptable to you, kindly acknowledge your agreement by executing this letter where indicated below and returning it to the undersigned.

Sincerely,
Kangaroo Holdings, Inc.

By:	/s/ Phillip Loughlin

Name:	Phillip Loughlin
Title:	Vice President

ACCEPTED AND AGREED
THIS 5th DAY OF NOVEMBER 2006:

/s/ Bill Allen

Bill Allen

/s/ Paul Avery

Paul Avery

/s/ Dirk Montgomery

Dirk Montgomery

/s/ Joe Kadow

Joe Kadow

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